Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2018 Financial Results

Executes agreement to lease land from Walt Disney World® Resort for Disney College Program housing.
Completes capital recycling transactions at 4.3 percent cap rate.

AUSTIN, Texas -- (BUSINESS WIRE) - July 23, 2018--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2018.

Highlights

•	Reported net income attributable to ACC of $46.0 million or $0.33 per fully diluted share, versus net loss of $2.8 million or $0.02 per fully diluted share in the second quarter 2017.

•	Achieved quarterly FFOM of $0.52 per fully diluted share or $72.6 million, versus $0.53 per fully diluted share or $72.8 million for the second quarter prior year.

•	Increased same store net operating income ("NOI") by 0.1 percent over the second quarter 2017 with revenues increasing 1.5 percent and operating expenses increasing 3.2 percent.

•	Achieved same store average physical occupancy of 90.1 percent for the second quarter 2018 compared to 91.5 percent for the second quarter 2017.

•
Executed an agreement to lease land from Walt Disney World® Resort near Orlando, Florida to develop, own and manage housing for college students participating in the Disney student internship program (the “Disney College Program”). The multi-phase project continues to undergo planning and feasibility and will be structured as an American Campus Equity (ACE®) transaction with deliveries occurring from 2020 to 2023.

•
Awarded four new on-campus development projects including anticipated ACE transactions with Drexel University and San Francisco State University, a third-party development project with Concordia University Texas and a new on-campus development project with Princeton University for which the transaction structure has not yet been determined.

•
Completed the sale of three owned assets to a partnership of Greystar and Goldman Sachs and completed the sale of a 45 percent interest in a portfolio of owned assets to affiliates of Allianz Real Estate. The transactions totaled $613.6 million, representing an average economic cap rate of 4.3 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.

“We are pleased with the outcome of the capital recycling activities we completed in the first half of the year and are excited to reinvest those proceeds into our highly accretive development pipeline that includes both on and off campus student housing properties as well as a high-profile student housing community at Walt Disney World to house college students participating in the Disney internship program,” said Bill Bayless, American Campus Communities CEO. “Academic year 2018-2019 pre-leasing is progressing well and we believe that we are trending to be around or slightly above the mid-point of the 2.9 to 4.4 percent same store rental revenue growth range for our 2019 same store properties, providing the opportunity for accelerating same store NOI growth moving into 2019. We are also pleased with the continuing progression of our on-campus P3 business with four new projects being announced.”

Second Quarter Operating Results

Revenues for the 2018 second quarter totaled $201.1 million versus $179.0 million in the second quarter 2017, and operating income for the quarter totaled $30.9 million versus $12.6 million in the prior year second quarter. The increase in revenues and operating income was primarily due to growth resulting from increased rental rates for the 2017-2018 academic year, development properties completed in 2017 and property acquisitions completed in 2017, offset by properties sold in 2017 and 2018. Net income for the 2018 second quarter totaled $46.0 million, or $0.33 per fully diluted share, compared with net loss of $2.8 million, or $0.02 per fully diluted share, for the same quarter in 2017. The increase in net income as compared to the prior year quarter is primarily due to a $42.3 million gain from the disposition of real estate in the second quarter of 2018 and the increases in revenues and operating income described above.

FFO for the 2018 second quarter totaled $65.7 million, or $0.47 per fully diluted share, as compared to $68.5 million, or $0.50 per fully diluted share for the same quarter in 2017. FFOM for the 2018 second quarter was $72.6 million, or $0.52 per fully diluted share as compared to $72.8 million, or $0.53 per fully diluted share for the same quarter in 2017. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $90.8 million in the quarter, an increase of 0.1 percent versus the $90.7 million in the 2017 second quarter. Same store property revenues increased by 1.5 percent over the 2017 second quarter due to an increase in average rental rates for the 2017-2018 academic year. Same store property operating expenses increased by 3.2 percent over the prior year quarter. NOI for the total portfolio was $104.1 million for the quarter versus $94.7 million in the comparable period of 2017, an increase of $9.4 million. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update

Developments

The company continues to progress on the construction of its 15 owned development and presale development projects with expected deliveries in Fall 2018 and 2019. The developments total approximately $1.1 billion and are all core Class A assets located on or pedestrian to campus in their respective markets. The projects average less than one-tenth of a mile to campus and remain on track to achieve stabilized development yields in the range of 6.25 - 7.0 percent for developments and 5.7 - 6.25 percent for presale developments.

American Campus Equity (ACE)

The company executed an agreement to lease land from Walt Disney World® Resort near Orlando, Florida to develop, own and manage purpose-built housing for college students participating in the Disney student internship program (the “Disney College Program”). The highly competitive Disney Internships and Programs, which has been part of Walt Disney World® Resort for almost 40-years, currently has over 70,000 annual applicants from current or recently graduated college students, with an acceptance rate of approximately 27 percent. The multi-phase $615 million student housing project continues to undergo planning and feasibility with initial deliveries expected to occur in 2020 and a targeted stabilized yield of 6.8 percent following completion in 2023. Existing beds currently owned or master-leased by Walt Disney World® Resort for program participants will be replaced by the new project as phases are delivered. The living-learning community will include ACC-designed units offering a variety of configurations and price points providing privacy and individuality for college student participants along with a new centralized 25,000-square-foot Disney Education Center located on site, offering college accredited coursework allowing participants to earn credit hours transferrable to their home university. Additionally, the project will be located within the Flamingo Crossings® Town Center and will provide student residents with convenient dedicated bus transportation to all Walt Disney World® parks and resorts. For additional information, a presentation is available in the Investor Relations section of the American Campus Communities website at www.americancampus.com.

The company was awarded the exclusive right to negotiate a redevelopment and expansion of an existing housing community on the campus of Drexel University, an existing ACE partner. Although the full scope, timeline and feasibility have not been finalized, the ACE project is expected to include approximately 400 beds of replacement housing and a new Drexel Honors college including associated academic space within the community.

The company is in the final stages of negotiation for a new ACE development project on the campus of San Francisco State University. Although the full scope, timeline and feasibility have not been finalized, the project is expected to include approximately 570 beds. Upon delivery, the proposed apartment community is expected to include a mix of private and shared accommodations with diversified price points, an academic success center, fitness center and ample common area space.

Capital Recycling

In May, the company completed the sale of three owned assets to a partnership of Greystar and Goldman Sachs and also completed the sale of a 45 percent interest in a portfolio of owned assets to affiliates of Allianz Real Estate for which the company will provide asset and property management services. In aggregate, the portfolios represent 10 assets containing 5,949 beds located an average of 0.2 miles from the campuses of the University of Georgia, the University of Texas and the University of Southern California. The transactions total approximately $613.6 million, or approximately $568.1 million in net proceeds after the prepayment of $45.5 million of secured mortgage debt, and represent a total average economic cap rate of 4.3 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.

Third-Party Services

During the quarter, the company was awarded the exclusive right to negotiate a new on-campus development project with Princeton University. The transaction structure has not yet been determined for the proposed project. In addition, the company began pre-development activities for a proposed third-party on-campus development project at Concordia University Texas. The full scope, feasibility, fees and timing have not been finalized for these proposed projects.

Also during the quarter, the company closed on financing and commenced construction on a third-party on-campus development project with Delaware State University. The company expects to earn $2.5 million in fees throughout the construction period and expects to provide management services upon the opening of the community in Fall 2019.

Capital Markets

The company placed $330 million of secured mortgage debt on the newly formed joint venture portfolio with a coupon of 4.07 percent and the full amount of principal due at maturity in June 2028. Total gross proceeds from the previously mentioned sales transactions, including the mortgage debt placed on the joint venture portfolio and the prepayment of existing secured mortgage debt, totaled approximately $750 million. The proceeds were used to repay a $300 million term loan scheduled to mature in 2018, a $150 million term loan scheduled to mature in 2021, and a portion of the outstanding balance on the company’s revolving credit facility.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM during the quarter.

2018 Outlook

The company is updating its 2018 outlook to reflect management’s current expectations, primarily with regard to completed dispositions in excess of original guidance, timing of third-party development fee income, interest expense and rental revenue growth for the 2018 same store property subset trending toward the lower end of original guidance. Based upon these and other factors, management anticipates that FFO will be in the range of $2.40 to $2.46 per fully diluted share and FFOM will be in the range of $2.28 to $2.34 per fully diluted share. For additional details regarding the company’s 2018 outlook, please see pages S-16 through S-18. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2018 is included in Table 5.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2018 outlook on Tuesday, July 24, 2018 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 0608079, or 412-317-6061 for international participants.

To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until August 7, 2018 by dialing 877-344-7529 or 412-317-0088 conference number 10120968. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties, the elimination of real estate transaction costs, and other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2018, American Campus Communities owned 168 student housing properties containing approximately 103,500 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 202 properties with approximately 131,900 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2018 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,432,739	$6,450,364
On-campus participating properties, net	79,433	81,804
Investments in real estate, net	6,512,172	6,532,168

Cash and cash equivalents	52,608	41,182
Restricted cash	34,596	23,590
Student contracts receivable, net	7,827	9,170
Other assets[1]	297,814	291,260

Total assets	$6,905,017	$6,897,370

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$990,216	$664,020
Unsecured notes, net	1,587,148	1,585,855
Unsecured term loans, net	198,593	647,044
Unsecured revolving credit facility	51,300	127,600
Accounts payable and accrued expenses	66,430	53,741
Other liabilities[1]	195,886	187,983
Total liabilities	3,089,573	3,266,243

Redeemable noncontrolling interests	131,309	132,169

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,366	1,364
Additional paid in capital	4,507,453	4,326,910
Common stock held in rabbi trust	(3,092)	(2,944)
Accumulated earnings and dividends	(889,524)	(837,644)
Accumulated other comprehensive loss	(2,056)	(2,701)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,614,147	3,484,985
Noncontrolling interests – partially owned properties	69,988	13,973
Total equity	3,684,135	3,498,958

Total liabilities and equity	$6,905,017	$6,897,370

1.
For purposes of calculating net asset value at June 30, 2018, the company excludes other assets of approximately $5.8 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and other liabilities of approximately $46.5 million related to deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Owned properties	$189,488	$169,156	$395,020	$347,987
On-campus participating properties	6,182	6,171	16,625	16,329
Third-party development services	2,202	675	3,048	1,131
Third-party management services	2,452	2,288	5,183	4,902
Resident services	735	718	1,592	1,597
Total revenues	201,059	179,008	421,468	371,946

Operating expenses (income)
Owned properties[1]	86,136	75,172	174,196	150,129
On-campus participating properties	3,730	3,892	7,155	7,157
Third-party development and management services	3,544	3,827	7,742	7,910
General and administrative1 2	13,173	9,782	19,872	16,516
Depreciation and amortization	63,537	55,943	128,316	108,266
Ground/facility leases	2,733	2,465	5,575	4,822
Provision for real estate impairment[3]	—	15,317	—	15,317
Other income	(2,648)	—	(2,648)	—
Total operating expenses	170,205	166,398	340,208	310,117

Operating income	30,854	12,610	81,260	61,829

Nonoperating income (expenses)
Interest income	1,243	1,232	2,466	2,464
Interest expense	(23,338)	(14,573)	(47,022)	(29,290)
Amortization of deferred financing costs	(2,214)	(1,023)	(3,628)	(2,051)
Gain (loss) from disposition of real estate[4]	42,314	(632)	42,314	(632)
Loss from early extinguishment of debt	(784)	—	(784)	—
Total nonoperating income (expenses)	17,221	(14,996)	(6,654)	(29,509)

Income (loss) before income taxes	48,075	(2,386)	74,606	32,320
Income tax provision[1]	(2,085)	(267)	(2,366)	(524)
Net income (loss)	45,990	(2,653)	72,240	31,796
Net loss (income) attributable to noncontrolling interests	19	(109)	(304)	(508)
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$46,009	$(2,762)	$71,936	$31,288
Other comprehensive income
Change in fair value of interest rate swaps and other	180	155	645	639
Comprehensive income (loss)	$46,189	$(2,607)	$72,581	$31,927

Net income (loss) per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.33	$(0.02)	$0.52	$0.23

Weighted-average common shares outstanding

Basic	136,677,255	134,614,418	136,599,816	133,837,748

Diluted	137,576,366	134,614,418	137,536,368	134,745,192

1.
Owned properties operating expenses, general and administrative expenses, and income tax provision for the three and six months ended June 30, 2018 include $0.2 million, $5.8 million, and $1.8 million, respectively, of the company’s proportionate share of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

2.
The three and six months ended June 30, 2017 include $3.4 million and $4.5 million, respectively, of contractual executive separation and retirement charges incurred with regard to the retirement of the company’s former Chief Financial Officer.

3.
Represents an impairment charge recorded for an owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property’s $27.4 million mortgage loan that matured in August 2017.

4.
The three and six months ended June 30, 2018 amounts represent a gain from the disposition of a portfolio of three properties in May 2018. The three and six months ended June 30, 2017 amounts represent a loss from the disposition of one property sold in April 2017.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$46,009	$(2,762)	$71,936	$31,288
Noncontrolling interests	453	109	775	508
(Gain) loss from disposition of real estate	(42,314)	632	(42,314)	632
Elimination of provision for real estate impairment	—	15,317	—	15,317
Real estate related depreciation and amortization	61,571	55,211	125,149	106,729
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	65,719	68,507	155,546	154,474
Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,218	1,395	(2,151)	(1,852)
Amortization of investment in on-campus participating properties	(1,952)	(1,869)	(3,894)	(3,729)
	64,985	68,033	149,501	148,893
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	793	778	1,588	1,535
Management fees	279	272	756	740
Contribution from on-campus participating properties	1,072	1,050	2,344	2,275

Transaction costs[2]	7,818	—	7,818	—
Elimination of loss from early extinguishment of debt[3]	784	—	784	—
Elimination of gain from litigation settlement[4]	(2,648)	—	(2,648)	—
Elimination of FFO from property in receivership[5]	606	267	1,195	267
Contractual executive separation and retirement charges[6]	—	3,420	—	4,515
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$72,617	$72,770	$158,994	$155,950

FFO per share – diluted	$0.47	$0.50	$1.12	$1.14

FFOM per share – diluted	$0.52	$0.53	$1.15	$1.15

Weighted-average common shares outstanding - diluted	138,592,562	136,602,368	138,561,640	135,851,836

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Represents transaction costs incurred in connection with the closing of a real estate joint venture transaction in May 2018, whereby a 45% noncontrolling interest in seven properties was sold to a joint venture partner. Management believes that adjusting FFOM to exclude these expenses more appropriately reflects the results of the company's operations exclusive of the impact of real estate transactions.

3.
Represents losses associated with the early extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, management views these losses as an incremental cost of the transactions because the debt was extinguished in connection with the consummation of the transactions and the company had no intent to extinguish the debt absent the transactions. Management believes that adjusting FFOM to exclude these losses more appropriately reflects the results of the company's operations exclusive of the impact of real estate transactions.

4.
Represents a gain related to cash proceeds received from a litigation settlement. Management believes it is appropriate to exclude this gain from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

5.
Represents FFO for an owned property that has been in receivership since May 2017 that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017. As the property is managed by a third party and the lender receives all cash flow from the property, management believes that excluding the FFO from the property more appropriately reflects the results of the company's operations. FFOM for the prior year comparable periods has been adjusted to reflect this elimination, which did not result in any changes to per-share FFOM amounts reported in previous periods.

6.	Represents contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Owned properties revenues
Same store properties	$164,760	$162,367	$2,393	1.5%	$341,312	$335,596	$5,716	1.7%
New properties	22,293	1,833	20,460		46,796	1,920	44,876
Sold and held for sale properties[1]	3,170	5,674	(2,504)		8,504	12,068	(3,564)
Total revenues[2]	$190,223	$169,874	$20,349	12.0%	$396,612	$349,584	$47,028	13.5%
Owned properties operating expenses
Same store properties[3]	$73,983	$71,710	$2,273	3.2%	$149,027	$143,542	$5,485	3.8%
New properties	10,305	1,079	9,226		21,130	1,329	19,801
Other[4]	344	—	344		344	—	344
Sold and held for sale properties1 5	1,504	2,383	(879)		3,695	5,258	(1,563)
Total operating expenses	$86,136	$75,172	$10,964	14.6%	$174,196	$150,129	$24,067	16.0%
Owned properties net operating income
Same store properties[3]	$90,777	$90,657	$120	0.1%	$192,285	$192,054	$231	0.1%
New properties	11,988	754	11,234		25,666	591	25,075
Other[4]	(344)	—	(344)		(344)	—	(344)
Sold and held for sale properties[1]	1,666	3,291	(1,625)		4,809	6,810	(2,001)
Total net operating income	$104,087	$94,702	$9,385	9.9%	$222,416	$199,455	$22,961	11.5%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2018 and 2017, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of June 30, 2018.

1.
Includes properties sold in 2017 and 2018, and one property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.
Excluding expenses of approximately $0.5 million incurred in the first quarter of 2018 related to excessive winter storms, same store operating expenses would have increased by only 3.5% and same store NOI would have increased by 0.4% for the six months ended June 30, 2018.

4.
Includes transaction costs and recurring professional fees related to the formation and operation of the ACC / Allianz real estate joint venture that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income.

5.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2018 Outlook1
(dollars in thousands, except share and per share data)

	Prior Guidance		Current Guidance
	Low	High	Low	High

Net income	$93,200	$104,200	$82,200	$89,500
Noncontrolling interests	1,300	1,350	1,100	1,200
Depreciation and amortization	253,400	255,200	249,800	249,800
Funds from operations (“FFO”)	$347,900	$360,750	$333,100	$340,500

Elimination of operations from on-campus participating properties	(12,700)	(12,300)	(12,600)	(12,300)
Contribution from on-campus participating properties	4,150	4,750	4,300	4,800
Elimination of effect of transfer of asset to lender[2]	(17,000)	(17,000)	(17,000)	(17,000)
Transaction costs[3]	—	—	7,800	7,800
Elimination of loss from early extinguishment of debt[3]	—	—	780	780
Elimination of gain from litigation settlement[3]	—	—	(2,650)	(2,650)
Elimination of FFO from property in receivership[3]	—	—	1,790	1,790
Funds from operations - modified (“FFOM”)	$322,350	$336,200	$315,520	$323,720

Net income per share - diluted	$0.67	$0.75	$0.59	$0.65

FFO per share - diluted	$2.51	$2.60	$2.40	$2.46

FFOM per share - diluted	$2.33	$2.43	$2.28	$2.34

Weighted-average common shares outstanding - diluted	138,565,000	138,565,000	138,565,000	138,565,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2018 may be affected by, among other factors:
•national and regional economic trends and events;
•the success of leasing the company’s owned properties for the 2018-2019 academic year;
•the timing of acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Represents the net effect of a gain on the extinguishment of debt for Blanton Common, a property being transferred to the lender in settlement of the property's $27.4 million mortgage loan, offset by a loss expected to be incurred as a result of the anticipated transfer to the lender.

3.	Refer to Table 3 for explanations of adjustments made for the purpose of calculating FFOM.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000